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                                                                       EXHIBIT 4



              CONSULTING AGREEMENT FOR TELECOMMUNICATION SERVICES


     AMERICAN DIVERSIFIED GROUP, INC., a Nevada corporation, with offices located at 700 Canal Street, 3rd Floor, Stamford, CT 06902 ("ADGI"), for good and valuable consideration, receipt of which it hereby acknowledges, and for future consideration set forth in this agreement, including the services specifically to be provided hereunder, hereby agrees as of this 1st day of August, 1997, with EMERGING TRENDS LINKAGES CORP., a New York corporation, with offices located at 630 Fifth Avenue, 20th Floor, New York, NY 10111 (hereinafter "ETLC" or the "Consultant"), as follows under this "Consulting Agreement"

                               W I T N E S E T H:

     The parties agree pursuant to this Consulting Agreement to utilize the services and expertise of Consultant in the Republics of Mali and Guinea and in the area of telecommunications to organize a joint venture for the purpose of offering a call-back service (the "Call-Back Service"), which will be offered principally to private sector and multinational entities and foreign embassies in the Countries of Guinea and Mali. Exhibit "A" attached hereto sets forth a list of target customers and customers previously serviced by ETLC's Call-Back Service.

     The parties further agree that the Call-Back Service shall be offered by ETLC on behalf of ADGI in such countries because the parties are presently marketing and selling generic pharmaceutical products, blood derivative products, and diagnostic test kits, among other products in such countries as a result of Consultant having active representatives in such countries, and because Mali has

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been and shall remain the primary country for Call-Back Service and Guinea is capable of becoming a growing and second primary country for Call-Back Service. The parties further agree that the ADGI is utilizing the Consultant and its expertise in organizing the Call-Back Service shall be for the purpose of enhancing the professional standing and reputation of ADGI in the countries of Mali and Guinea, with the intent of generating cash flow on a monthly basis to ADGI's account from the Call-Back Service, on terms and conditions set forth below.

1. Term: The term of this Consulting Agreement shall be for an initial period of fifteen months (the "Term"), subject to the right of ADGI to renew the Consulting Agreement for an additional fifteen month period (the "Renewal Term") based upon the terms set forth below. The right of renewal shall be exercised by ADGI by written notice of renewal to the Consultant, at any time within ninety days prior to the expiration of the Term. The parties agree that during the Term and the Renewal Term, ETLC, as Consultant, shall be responsible for the day to day operations of Call-Back in the countries of Mali and Guinea, including responsibility to provide staff support for the Call-Back customers, monitor billing to and payment receipts from the customers, assure that all customers pay all bills into ADGI's bank account, as provided herein, and provide up-to-date-reports to ADGI of the status of the Call-Back Services and its fulfillment of these obligations.

2. Consideration: (a) The parties agree that no consideration shall be paid to Consultant unless and until it shall perform the conditions set forth hereinbelow, including the obligations to generate customers for the Call-Back Service, and thereafter to generate certain levels of revenues from the Call-Back Service, as provided herein. It is agreed that a total of 15 million shares shall be issued to Consultant in a registration statement on Form S-8, but shall be held in escrow by Thomas J. Craft, Jr. Esq., as corporate secretary and counsel to ADGI,

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and shall be released by ADGI to ETLC only upon satisfaction with the following terms and conditions:

     (i) Two million shares shall be released and issued to ETLC following delivery by ETLC to ADGI of written documentation evidenced by Rockwell Communications verification of DID number activation for customers, and listing from ETLC of the customers names (the "Documentation"), that it has secured for ADGI on behalf of the joint venture ten customers for the Call-Back Service;

     (ii) Two million additional shares shall be released and issued to ETLC following delivery by ETLC to ADGI of written Documentation that it has secured for ADGI on behalf of the joint venture ten additional customers for the Call-Back Service; and

     (iii) Two million additional shares shall be released and issued to ETLC following delivery by ETLC to ADGI of written Documentation that it has secured for ADGI on behalf of the joint venture ten additional customers for the Call-Back Service, for a total of not less that thirty customers for Call-Back Service.

                                 (b)    In addition, ADGI shall have its
secretary and corporate counsel, Mr. Thomas J. Craft, Jr. hold a total of five million shares for the express purpose of enabling the joint venture to satisfy certain expenses in connection with the formation and funding of the start-up expenses of the joint venture, as well as the support and expansion of Call-Back operations including the costs of purchasing from the reseller, Rockwell Communications, with offices in Ft. Lauderdale, FL, of the minutes utilized for the Call-Back Service by ADGI's customers, and expense of any additional equipment, when and if needed, for the expansion of Call-Back Service to Mali and Guinea, the costs associated with Consultant's offices in Mali in the amount of $5,600 per month, the initial marketing and organizations trips of Madani A. Tall and Adbul Karim Kone to West Africa, and from time to time additional deposits for the purchase of minutes and such other expenses as the Board of Directors of ADGI shall agree in writing,

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and no other expenses. The Consultant agrees that in connection with the sale of these shares, Consultant shall provide ADGI with copies of the confirmations of all sales, copies of wire transfers and other payments to Rockwell Communications, including a breakdown of the cost of minutes and equipment, if any, a breakdown of payroll and other expenses incurred in the office in Mali within the budget of $5,600 per month, and copies of all billing to customers, records of customers payments for the Call-Back Service, among other records reasonably requested by ADGI under this Consulting Agreement.

                         (c)    The remaining four million shares shall be
released to ETLC by action of ADGI's board of directors upon the following schedule and in accordance with the satisfaction and performance by ETLC on behalf of the joint venture:

       (i) One million shares upon Call-Back generating during the period of one month "gross revenues" (which is defined for the purposes of this Consulting Agreement as total Call-Back min minutes billed and paid for by Call-Back customers less non-payments by Call-Back customers) resulting in payment into ADGI's account of $50,000 from the sale of Call-Back Service to customers;

       (ii) One million shares upon Call-Back generating during the period of one month gross revenues and payment to ADGI's account of $100,000 from the sale of Call-Back Service to customers;

       (iii) One million shares upon Call-Back generating during the period of one month gross revenues and payment to ADGI's account of $150,000 from the sale of Call-Back Service to customers; and

        (iv) One million shares upon Call-Back generating during the period of one month gross revenues and payment to ADGI's account of $200,000 from the sale of Call-Back Service to customers.

                         (d)    During the Term, the parties shall split the
"gross profits" (which shall be defined for the purposes of this Consulting

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Agreement as gross revenues on a monthly basis from the sale and payment to
ADGI's account for Call-Back Service minutes, less the costs of purchasing such Call-Back Service minutes from the reseller, Rockwell Communications, for such Service, plus the $5,600 monthly costs of the office in Mali, as follows:

       (i) During the first three months following the execution of this Consulting Agreement, the gross profits shall be split 65% to ETLC and 35% to ADGI;

       (ii) During the remainder of the Term, the gross profits shall be split 72.5% to ETLC and 27.5% to ADGI.

                        (e) As consideration for the Renewal Term, the parties agree that additional shares shall be issued and options shall be granted to Consultant as follows. Upon the exercise of the Renewal Term, ADGI shall cause to be issued to Consultant an aggregate of shares and options as follows: if the price of the shares is $.75 or below, a total 5 million shares will be issued and a grant of common stock purchase option s to purchase 5 million additional shares exercisable at a price equal to 50% of the average closing bid price of the shares during the thirty day period prior to such issuance; however, if the price of the shares during the thirty day period prior to the date of the Renewal Term shall be equal to or greater than $.75 per share, then in such event 3 million shares shall be issued to ETLC and an option to purchase 3 million additional shares shall be granted, which options shall be exercisable at a price equal to 50% of the average closing bid price of the shares during the thirty day period prior to the date of the Renewal Term. The foregoing shall not be subject to adjustment in the event of any share recapitalization, unless otherwise agreed to in writing signed by both parties.

                        (f) The certificates representing the Shares and any option Shares issued upon exercise of the options, unless and until they are registered under the Act, shall bear the following legend:

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THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER (1) WITHOUT REGISTRATION UNDER THE ACT AND IN COMPLIANCE WITH THE LAWS OF ANY APPLICABLE JURISDICTION OR
(2) AN OPINION OF COUNSEL (IN FORM AND SUBSTANCE ACCEPTABLE TO ADGI) THAT REGISTRATION IS NOT REQUIRED.

                  (g) ADGI hereby grants Consultant the right to cause to ADGI to include the Consultant's initial 15 million shares in a Registration Statement on Form S-8 under the Act. With respect to any shares and shares underlying options issuable upon the exercise by ADGI of the Renewal Term, ADGI undertakes to the maximum extent permissible to file with the Securities and Exchange Commission a Registration Statement on Form S-1.

3. First Right of Refusal: During the Term of this Consulting Agreement and any Renewal Term, in the event that ETLC shall determine to offer Call-Back Service in countries other than Mali and Guinea, and such determination shall be in connection with a proposal for a joint venture with another public company, then ETLC will give written notice of the terms and conditions of such joint venture proposal to ADGI. ADGI shall have the first right of refusal, exercisable in writing, during the period of fifteen business days from the date of ETLC's notice, to agree to participate in a joint venture with ETLC in each such other country at the same terms and conditions set forth in the written notice first given to ADGI as provided herein. If ADGI shall elect to participate in such joint venture for another country, as provided in the notice, then ETLC shall be obligated to enter into a written joint venture agreement with ADGI with respect to such country. This first right of refusal shall be valid for as many additional countries as ETLC shall

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determine to offer Call-Back Service, during the Term of this Consulting
Agreement, and any Renewal Term, but only with respect to joint ventures with other public companies.

4. Payments: It is understood and agreed by the parties that all payments by the customers of the Call-Back Service shall be made to ADGI's account by wire transfer, or Western Union, or such other means, in US dollars, payable into a bank account to be established by ADGI in New York City, with Thomas J. Craft, Jr. and Jerrold R. Hinton, as signatories. ADGI shall designate by written notice to Consultant, for the purposes of payments into ADGI's account, the name of the bank, the bank's ABA number and account number and wire transfer instructions, for payment instructions from the Call-Back customers.

5. Books and Records: It is further understood and agreed by the parties that all books and records of the joint venture shall be available at all times for review by the parties, including customer billing and payment records, payments and deposits to purchase Call-Back minutes from the reseller, Rockwell Communications, and payments on account of the office in Mali,(which shall include the amounts of rent and utilities and the names and salaries of the employees) which shall not exceed $5,600 per month, and shall be supported by invoices, bills, checks, or other written evidence sufficient to support appropriate deductions for the purposes of the Internal Revenue Service, and consistent with the disclosure obligations of ADGI as a reporting company under the Securities Exchange Act of 1934. Copies of all reports, bills and payments shall be made available simultaneously to ADGI and Consultant from the reseller and any employee of Consultant.

6. Independent Contractor: At all times during the term of this Agreement, Consultant shall be an independent contractor and not an employee of ADGI.

7. Compliance With All Applicable Law: Consultant acknowledges that ADGI is required to comply with the Securities Act of 1933, as amended, the

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Securities Exchange Act of 1934, and the rules promulgated by the Securities and
Exchange Commission and the applicable securities and other laws of various states. Consultant hereby agrees that in performance of the consulting services contemplated by this Agreement, Consultant will comply with all applicable laws. Consultant further represents that it is fully authorized to perform the services contemplated herein and that there is no legal impediment to its performance of such services.

7. Indemnification: Consultant shall indemnify and hold harmless ADGI from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable attorney's fees, incurred in litigation or otherwise, assessed, incurred or sustained by or against ADGI with respect to or arising out of the performance of consulting services under this Agreement excepting only those losses caused by the gross negligence or willful misconduct of ADGI. ADGI shall indemnify and hold the Consultant harmless from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, causes, of action, proceedings, judgments and liabilities, including reasonable attorney's fees, incurred in litigation or otherwise, assessed, incurred or sustained by or against Consultant with respect to or arising out of the performance of consulting services under this Agreement excepting only those losses caused by the negligence or willful misconduct of Consultant.

8.  Miscellaneous:

                      (a) Entire Agreement: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, writings, and negotiations, both oral and written, among the parties hereto with respect to such subject matter.

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     (b) Amendment:  This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

     (c) Waivers and Remedies: The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

     (d) Severability: The invalidity of any one or more of the words, phrases, sentences, clause, sections or subsections contained in this Consulting Agreement shall not affect the enforceability of the remaining portions of this Consulting Agreement or any part hereof all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Consulting Agreement shall be declared invalid by a court of competent jurisdiction, this Consulting Agreement shall be construed ads of such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection of subsections had not been inserted.

     (e) Descriptive Headings: The descriptive headings that are contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Consulting Agreement.

     (f) Counterparts: This Consulting Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

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     (g)  Notices:  All notices required to be given under this Consulting
Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses:

     If to Consultant, then to:  Emerging Trends Linkages Corp.
                                 630 Fifth Avenue, 20th Floor
                                 New York, New York 10111


     If to ADGI, then to:        Jerrold R. Hinton, Ph.D.
                                 American Diversified Group, Inc.
                                 700 Canal Street, 3rd Floor
                                 Stamford, CT 06902

or such other address as the parties may designate in writing to the other party.

     (h) Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefits of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any of its rights or obligations hereunder, without the express written consent of the other party.

     (i) Applicable Law: This Consulting Agreement shall be governed by and shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

     (j) Attorney's Fees and Arbitration: In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Consulting Agreement the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorney's fees, including attorney's fees for any appeal, and costs incurred in bringing such suit or proceeding. However, the parties expressly agree that in the event that there shall be any dispute between them with respect to this Consulting Agreement, that such dispute shall be

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submitted to binding arbitration before a panel under the rules and regulations of the American Arbitration Association. Any determination that may result from such arbitration shall be binding and enforceable against the appropriate party, and may be enforced in a court of competent jurisdiction to the full extent permissible under law.

AMERICAN DIVERSIFIED GROUP, INC.


BY: Jerrold R. Hinton, President/CEO        (Seal)
    --------------------------------
     NAME               (TITLE)

EMERGING TRENDS LINKAGES CORP.:


BY: Louis C. Miceli, President          (Seal)
    --------------------------
     NAME            (TITLE)


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                                   EXHIBIT A

                 List of Target Customers and Former Customers


Mobil Oil
Eltin Mining
Cita
Rand Gold
Barricks Gold
Consulate of Italy
BMCD
Canadian Embassy
Consolidated Mining
Eficka
Sipal
Sita
Foffy Industries
Dansb
GTZ-Germany
DeBeers-Semos
Anglo-American-Semos
Ashanti Gold Field
World Bank
World Health Organization
SGS
among other examples

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